UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported): August 27, 2014

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On August 27, 2014, Monro Muffler Brake, Inc. (the “Company”) entered into an Employment Agreement with its Executive Vice President and Chief Financial Officer, Catherine D’Amico (the “Agreement”). The Agreement will become effective on September 1, 2014 (the “Effective Date”) and have a four-year term. During the term of the Agreement, Ms. D’Amico will continue in her current role as the Company’s Executive Vice President and Chief Financial Officer until December 31, 2016 (the “Executive Period”). Following the Executive Period and until August 31, 2018, Ms. D’Amico will provide services on a part-time basis as requested by the Company (the “Transition Period”).

Under the Agreement and during the Executive Period, Ms. D’Amico (i) will be paid an annual base salary of $350,200 until March 31, 2015; (ii) will be paid an annual base salary of $375,000 from April 1, 2015 to the end of the Executive Period; (iii) will be eligible to earn a target bonus, pursuant to the terms of the Company’s bonus plan, equal to up to 87.5% of her base salary, upon the achievement of certain predetermined corporate objectives; and (iv) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. During the Transition Period, the Company will pay Ms. D’Amico an hourly rate to be agreed upon, but she will no longer participate in the Company’s incentive benefit plans, including the bonus plan. In addition, during the Transition Period, Ms. D’Amico may participate in the Company’s employee benefit plans, but only to the extent she is eligible under the terms of such plans and the Company’s then-current policies.

In addition, either: (a) upon the termination of her Agreement other than for Cause or without Good Reason (both as defined in the Agreement); or (b) during the Transition Period, to the extent she is not otherwise eligible to participate in the Company’s health plans, Ms. D’Amico will be eligible to participate in the fully-insured group health plan then-offered by the Company (the “Medical Benefit”). The Medical Benefit will continue until the earliest to occur of certain events, including: (i) Ms. D’Amico reaches sixty-five years of age; (ii) she otherwise becomes eligible to participate in another group health plan; or (iii) the Company no longer offers a fully-insured group health plan. She will receive this Medical Benefit to the extent the Company incurs no additional cost as a result of her participation in the plan. Therefore, Ms. D’Amico will pay the full premium cost for such coverage, as well as the incremental cost (if any) to the Company’s health plan caused by her inclusion.

Finally, Ms. D’Amico is entitled during the Executive Period to certain payments upon death, disability, a termination without Cause (as defined therein), her resignation for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Agreement. In accordance with the policy adopted by the Compensation Committee in May 2009, Ms. D’Amico’s contract does not include any provision for the payment of what is commonly referred to as an “excise tax gross-up” with respect to payments received by her upon a Change in Control.

Also, on August 27, 2014 and in consideration of Ms. D’Amico’s execution of the Agreement, the Company’s Compensation Committee awarded to Ms. D’Amico a five (5) year option to purchase 35,000 shares of Common Stock at an exercise price of $52.82 per share (the closing price of the Company’s stock on the date of the award), pursuant to the Company’s 2007 Stock Incentive Plan (the “Executive Option”). The Executive Option will vest equally over four (4) years, beginning August 26, 2015.

A copy of the Company’s Employment Agreement with Ms. D’Amico is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

Upon the Effective Date, the Agreement will supersede and replace in its entirety the existing employment agreement by and between the Company and Ms. D’Amico, dated December 20, 2010.

Exhibit No.	Description

99.1	Employment Agreement by and between Monro Muffler Brake, Inc. and Catherine D’Amico , dated August 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

August 29, 2014	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Vice President, General Counsel and Assistant Secretary